Exhibit 10.2

MasterCard Worldwide

Human Resources

2000 Purchase Street

Purchase, NY 10577-2509

tel 1-914-249-2000

www.mastercard.com

Strictly Personal and Confidential

June 15, 2009

Mr. Ajaypal Banga

Dear Mr. Banga,

We are pleased to confirm a MasterCard International Incorporated (“MasterCard”) offer of employment to you for the position of President and Chief Operating Officer, reporting to the Chief Executive Officer, Robert W. Selander, on the terms and conditions summarized below. This position has the responsibility for the key business operations, specifically International Markets, US Markets, Global Products and Solutions and Global Technology and Operations. The position is part of the Executive Management Committee and is based in Purchase, New York. MasterCard anticipates expanding your responsibilities and providing you with career growth. We expect that your employment will commence no later than October 1, 2009.

This position offers a salary calculated on an annualized basis of USD $800,000, less lawful deductions. Subject to the following terms, you will also receive a sign-on bonus of USD $4,200,000, (less lawful deductions), payable in two equal lump sum installments of $2,100,000. The first installment will be paid to you within thirty (30) days of the date you commence employment with MasterCard. The remaining installment will be paid to you in 2010, not later than thirty (30) days after the first anniversary of the date on which your employment commenced, contingent upon your continued performance of services for MasterCard through that date; provided however; in the event your employment terminates pursuant to Section 5.1.5(e) of the attached proposed employment agreement prior to payment of the remaining installment, you shall be nevertheless entitled to receive such remaining installment when it would be otherwise payable. You will be obligated to return to the Company the net amount received by you in connection with the first installment of your sign-on bonus, within thirty (30) days of the occurrence of either of the following events: 1) your employment is terminated for “Cause” as defined in Section 5.1.2 of the attached proposed employment agreement within twelve (12) months of the date you commence employment with MasterCard; or 2) you voluntarily resign your employment pursuant to Section 5.1.6 of the attached proposed employment agreement prior to the time that the Company has made a decision concerning your potential appointment to the position of CEO of the Company. You will be obligated to return to the Company the net amount received by you in connection with the second installment of your sign-on bonus, within (30) days of occurrence of either of the following events: 1) your employment is

Mr. Ajaypal Banga

June 15, 2009

terminated for “Cause” as defined in Section 5.1.2 of the attached proposed employment agreement within twelve (12) months of the date you receive the second installment; or 2) you voluntarily resign your employment pursuant to Section 5.1.6 of the attached proposed employment agreement within twelve (12) months of the date you receive the second installment.

You will be eligible to participate in MasterCard’s annual incentive program (the “bonus program”) in accordance with its terms. This bonus program is based on corporate, business unit and individual performance. Your target pay out will be 150% (range 0% - 375%) of base salary. Bonus amounts are based upon an assessment of results against established performance goals. This assessment is made in the sole discretion of senior management and the Human Resources and Compensation Committee of the Board of Directors. Receipt of any bonus payment is at the discretion of the Human Resources and Compensation Committee. Your bonus opportunity for 2009 will not be prorated.

Subject to your execution of the attached Non-Competition and Non-Solicitation Agreement, you will also be eligible to participate in the 2006 MasterCard Long Term Incentive Plan (the “Plan”) in accordance with its terms. In 2009, you will receive grants, pursuant to the terms and conditions of the standard award agreements, with the following vesting schedule:

$4,900,000 in restricted stock units, contingent upon your continued service, that vest as follows: twenty percent (20%) shall vest twelve (12) months after the grant date; twenty percent (20%) shall vest twenty-four (24) months after the grant date; and the balance of sixty percent (60%) vest thirty-six (36) months after the grant date. Notwithstanding the foregoing, if you terminate your employment for “Good Reason” under the circumstances described in Section 5.1.5(e) of the attached proposed employment agreement, this grant of restricted stock units shall continue to vest without regard to your termination of employment and shall not be forfeited.

You will receive a stock option grant of shares valued at $2,400,000 in accordance with MasterCard’s granting policies that vests, contingent upon your continued service, as follows: the first one-third of this grant shall vest six (6) months after the grant date; the second one-third shall vest eighteen (18) months after the grant date; and the final one-third shall vest thirty (30) months after the grant date. Should you terminate your employment after any or all of your options have vested, but prior to your becoming retirement eligible in accordance with the terms of the Plan, you will have 120 days following your termination date to exercise the vested options.

You will also receive a 2010 standard award under the Plan, pursuant to the terms and conditions of the standard award agreements, valued at $4,400,000 that is expected to be equally split between non-qualified stock options and performance stock units (at the discretion of the Human Resources and Compensation Committee). Currently, options vest ratably over four years, while the stock units vest after three years. The valuation of stock options and stock units shall be determined in accordance with the Plan and applicable MasterCard policy. Future participation in the Plan is solely at the discretion of management and contingent upon Human Resources and Compensation Committee approval.

Mr. Ajaypal Banga

June 15, 2009

For 2009 you will also be provided with a cash allowance of $35,000 (less lawful deductions), payable as soon as practicable after the date you commence employment. For 2010, you will be provided with an annual cash allowance of $35,000 (less lawful deductions) payable in a lump sum, in January 2010, in lieu of any executive perquisites. These payments are intended to provide you with complete flexibility to use the funds at your discretion. This allowance is subject to review on an annual basis by the Human Resources and Compensation Committee, and may be modified or eliminated, based on competitive assessment.

After you have provided service to MasterCard for a period of one year, you will be eligible to participate in the US Profit Sharing Program in accordance with its terms. The Profit Sharing Program may result, depending on MasterCard’s financial performance for the year, in an annual payment ranging from 0-10% of your base salary for the portion of 2010 you are eligible to participate in the Program.

MasterCard will offer you assistance in shipping any personal effects to the United States, if required from your current work locations in New York and Hong Kong, in accordance with MasterCard’s relocation policy. Additionally, MasterCard offers an extensive benefits package. A summary of our plans is enclosed for your information. Benefits are provided in accordance with the terms of the plan documents. In your position, you initially will be eligible for four (4) weeks vacation and five (5) personal days, pro-rated for your period of service during your first calendar year of employment.

Due to the nature of your position, you will be deemed an “access employee” pursuant to the Company’s “Policies and Procedures for Trading in Securities of MasterCard Incorporated by Directors, Executive Officers and Access Employees,” a copy of which is attached. Please review this policy carefully as it strictly governs all trading activity by you and certain members of your family in securities of MasterCard Incorporated and its subsidiaries. Additionally, you will be a Section 16 officer as defined by the Securities and Exchange Commission of the United States.

This offer is contingent upon our completing a satisfactory check of academic, business and other references and your execution of the attached Non-Disclosure Agreement and Assignment. In compliance with United States’ law, you will be required to show proof that you are authorized to work in the United States. Please note that all new employees must take a pre-employment drug screening as a condition of employment. This offer of employment also is contingent upon your representation to MasterCard that no agreement, commitment, arrangement or understanding (whether oral or written), in any way conflicts with or limits your ability to commence employment or perform fully your job duties with MasterCard. You represent and agree that to the maximum extent required by law or contract (i) you have not taken and will not take, and/or will return or (with the consent of your former employer) destroy without retaining copies, all proprietary and confidential materials of your former employer; (ii) you will not use any confidential, proprietary or trade secret information in violation of any contractual or common law obligation to your former employer; and, (iii) you will not violate any legal, contractual or other obligation to your prior employer(s).

It is anticipated that you will enter into an employment agreement with MasterCard in the form attached hereto. MasterCard will then announce that you are joining the Company.

Mr. Ajaypal Banga

June 15, 2009

We look forward to your joining MasterCard. We welcome your experience and leadership and trust that you will find the position both professionally challenging and rewarding with career growth. As confirmation of your acceptance of our offer, please sign this offer letter below and return it to me in the enclosed envelope.

Should you have any questions, I am available at (914) 249-3956.

Sincerely,

/s/ Stephanie Voquer
Stephanie Voquer
Chief Human Resources Officer

I hereby accept this offer of employment based upon the above stated terms and conditions.

Signature	/s/ Ajaypal Banga	June 15, 2009
	Ajaypal Banga	Date

Attachments:

•	Policies and Procedures for Trading in Securities of MasterCard Incorporated by Directors, Executive Officers and Access Employees

•	MasterCard Incorporated Long Term Incentive Plan Non-Competition and Non-Solicitation Agreement

•	MasterCard Worldwide Non-Disclosure Agreement and Assignment

•	US Benefits Overview

•	Proposed Employment Agreement